Exhibit 4.38

COLLABORATION AGREEMENT

This Collaboration Agreement (“Agreement”), effective as of the later date on the signature page (the “Effective Date”), is entered into by and between Texas Instruments Incorporated, a corporation organized under the laws of Delaware and having a principal place of business at 12500 TI Boulevard, Dallas, Texas 75243 (“TI”), and LeddarTech Holdings Inc., a company organized under the laws of Canada and having a principal place of business at 4535 boulevard Wilfrid-Hamel, Suite 240, Quebec (Quebec), G1P 2J7, Canada (“LT”). Each of TI and LT may be referred to in this Agreement as a “Party”.

WHEREAS, LT is a global software company that develops and provides comprehensive AI-based low-level sensor fusion and perception software that enables the deployment of ADAS, autonomous driving and parking applications.

WHEREAS, TI is a global semiconductor company that designs, manufactures and sells analog and embedded processing chips for markets such as industrial, automotive, personal electronics, communications equipment and enterprise systems.

WHEREAS, in order to combine the strengths and solutions of both companies, TI and LT wish to engage in a strategic collaboration to offer a joint solution to the worldwide automotive market.

NOW, THEREFORE, for the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Definitions.

1.1	“Affiliate” will mean any legal entity directly or indirectly owned or controlled by, or owning or controlling, or under the same ownership or control as a Party for so long as such control exists. “Control” will mean the direct or indirect ownership of more than 50% of outstanding equity, or of the right to appoint by any other means, the directors or persons performing similar functions.

1.2	“Collaboration Roadmap” will have the meaning assigned to it in Section 2.

1.3	“Combined Offering” will mean LT’s LV and TI’s SOC as an integrated offering.

1.4	“Confidential Information” will have the meaning assigned to it in Section 6.1.

1.5	“Disclosing Party” will have the meaning assigned to it in Section 6.1.

1.6	“Excluded Liabilities” will have the meaning assigned to it in Section 10.

1.7	“Feedback” will have the meaning assigned to it in Section 6.4.

1.8	“Further Agreements” will have the meaning assigned to it in Section 2.

1.9	“Initial Term” will have the meaning assigned to it in Section 7.1.

1.10	“License Agreement” will have the meaning assigned to it in Section 5.

1.11	“LV” will mean LeddarVision, LT’s AI-based low-level sensor fusion and perception software.

1.12	“Pre-paid Royalty Fee” will have the meaning assigned to it in Section 5.2.

1.13	“Receiving Party” will have the meaning assigned to it in Section 6.1.

1.14	“Renewal Term” will have the meaning assigned to it in Section 7.1.

1.15	“SOC” will mean system on chip.

1.16	“Software” will have the meaning assigned to it in Section 5.

1.17	“Target Customers” mean direct suppliers to automobile manufacturers and/or automobile Tier 1 suppliers.

2.	Collaboration. The collaboration contemplated hereunder aims at offering a fully integrated solution that addresses the entire spectrum of needs in the worldwide automotive market, specifically in the fields of ADAS, automated driving and parking. The Parties intend to work together to develop the Combined Offering and commercialize such Combined Offering to the Target Customers to the extent and in a manner to be agreed to by the Parties. The Parties intend to work together in good faith on the collaborative efforts described in Exhibit A attached hereto and made a part hereof and any other collaborative efforts agreed to by the Parties in writing (the “Collaboration Roadmap”). The Parties acknowledge and agree that certain collaborative efforts described in the Collaboration Roadmap may require the Parties to enter into separate agreements to memorialize the Parties’ rights and obligations relating thereto (the “Further Agreements”) relating to, namely but not limited to, the compensation model, development work, support, the Licensing Agreement, statements of work and licenses of trademarks. The Parties acknowledge and agree that the collaboration contemplated under this Agreement is non-exclusive and each Party may work individually or with a third party on activities that may be similar to the activities contemplated hereunder, subject to the confidentiality terms of this Agreement. However, the Parties acknowledge and agree that the Combined Offering will be preferred, where appropriate and commercially feasible, over other collaborations or individual offerings.

3.	Communication. Each Party will designate a representative(s) as the point person to coordinate the collaboration contemplated under this Agreement. Such representative(s) will meet regularly, but no less than quarterly, to discuss the progress of the various collaborative efforts, potential areas of collaboration and such other matters deemed appropriate, advisable or necessary by the representatives. The initial representative(s) for each Party are set forth below. Each Party may replace its representative by providing written notice thereof.

Party	Representative(s)
TI
LT

TI Confidential – NDA Restricted

4.	Marketing. The Parties intend to work together in good faith to market the Combined Offering to the Target Customers as set forth in the Collaboration Roadmap. In no event will either Party engage in any marketing efforts that mentions the other Party or its products or services without the other Party’s prior written consent, except that TI may mention the LV and its functionality and capability in marketing the Combined Offerings to the Target Customers.

5.	License. The Parties intend to enter into a master license agreement whereby LT licenses the software listed on Exhibit C (collectively, the “Software”) to TI under terms and conditions to be agreed to by the Parties (the “License Agreement”). Notwithstanding the foregoing, the Parties agree that the License Agreement will include the following terms:

5.1	License scope. LT will grant to TI and its Affiliates, under all of LT’s intellectual property rights, a worldwide, perpetual (subject to the termination rights under the License Agreement), non-exclusive, nontransferable (except as expressly authorized in the License Agreement) and non-sublicensable (except as expressly authorized in the License Agreement) license to the Software to use, copy, develop, have developed, design, have designed, make, have made, offer to sell, sell, distribute, demonstrate and otherwise dispose of TI’s products with the Software embedded or incorporated into such products, subject to the terms and conditions to be further defined and agreed upon in the License Agreement. TI may sublicense the Software to its contractors solely for the purpose of exercising its rights under the License Agreement.

5.2	Pre-paid royalty fee. TI will advance a non-refundable payment of nine million eight hundred and ninety thousand United States Dollars ($9,890,000) (the “Pre-paid Royalty Fee”) to LT to be offset against future royalties due and payable according to the License Agreement. The Parties agree that this amount will not bear interest. The royalty fee and structure will be agreed to by the Parties and memorialized in the License Agreement. Notwithstanding the foregoing, LT acknowledges and agrees that the Pre-paid Royalty Fee shall be used by LT to support the development and commercialization of the Combined Offering.

5.3	Escrow arrangement. The Parties will enter into an escrow agreement with a third party escrow agent designated by LT and acceptable to TI, which will, among other terms, set forth the conditions under which TI will have access to and a continuing license to the source code of the Software.

5.4	Other terms. The Parties agree that the License Agreement will contain such other terms that are customary for licensing transactions, including but not limited to, warranty, indemnification, limitation of liability and governing law.

5.5	Maintenance and support. LT will provide maintenance and support to TI as outlined under the Further Agreements to enable it to develop and manufacture the Combined Offering and support TI’s customers.

TI Confidential – NDA Restricted

6.	Confidential Information.

6.1	Definition. “Confidential Information” means any and all information disclosed by a Party or its Affiliates (collectively, the “Disclosing Party”) to the other Party or its Affiliates (collectively, the “Receiving Party”) that is proprietary or confidential information communicated to the Receiving Party by the Disclosing Party relating to or arising in connection with collaboration contemplated under this Agreement, including without limitation (a) the “know-how” and future plans of the Disclosing Party, (b) confidential business information relating to the Disclosing Party’s internal procedures, systems, customers, suppliers, purchases, or any other information the Disclosing Party deems as proprietary or confidential, (c) any confidential information provided by a third party to the Disclosing Party with respect to the collaboration (including such information obtained by the Receiving Party directly from such third party or by access to such third party’s facilities or materials) and (d) non-public information and materials disclosed or provided under this Agreement. The existence and terms of this Agreement will constitute the Confidential Information of both Parties, except that LT may attach this Agreement and/or describe the terms herein in any filing required by applicable securities legislation.

6.2	Confidentiality Obligations. The Disclosing Party shall retain all rights, title and interests in and to the Confidential Information and no license or right, either expressed or implied, in or to the Confidential Information, whether such license or right currently exists or hereafter is owned or controlled by the Disclosing Party, is granted to the Receiving Party under this Agreement except for the express rights granted herein. The Receiving Party shall (a) for a period of five (5) years after its receipt thereof, hold the Disclosing Party’s Confidential Information in confidence using the same degree of care as it uses to protect its own Confidential Information of a like nature but no less than reasonable care, (b) use the Confidential Information solely for the purposes of the Agreement and (c) not disclose it to any third party except its Affiliates or contractors who have a reasonable need to know such information for the purposes of performing its obligations under this Agreement and who have a legal obligation to keep such information confidential under terms that are no less restrictive than the terms contained herein. The Receiving Party will be liable for any breach of this Agreement by its Affiliates and contractors.

6.3	Exclusions. The restrictions under this Agreement will not apply to the extent that the Confidential Information: (a) was previously known by the Receiving Party, (b) is in the public domain, other than through a breach of this Agreement, (c) was lawfully obtained from a third party without a duty of confidentiality, (d) is independently developed by the Receiving Party without use of the Confidential Information or (e) is compelled by law to be disclosed, provided that, if legally permissible, the Receiving Party provides the Disclosing Party with prompt written notice of any efforts to compel disclosure and reasonably cooperates with the Disclosing Party’s lawful attempts to prevent such disclosure or to obtain a protective order, at the Disclosing Party’s sole expense.

6.4	Feedback. LT may in its discretion provide TI with Feedback relating to TI’s SOCs or the Combined Offering, which TI may use in the support and further development or commercialization of TI’s SOCs or the Combined Offering without any further obligation of any kind to LT, and TI may in its discretion provide LT with Feedback relating to LV or the Combined Offering, which LT may use in the support and further development or commercialization of LV or the Combined Offering without any further obligation of any kind to TI. For purposes of the foregoing, “Feedback” means suggestions, comments, feedback or other similar information relating to TI’s SOCs or LV (as applicable). For avoidance of doubt, this Section 6.4 does not grant a license of any patents or copyrights, provided that such a license may be granted in the License Agreement; each Party owns its Feedback; and this Section 6.4 does not supersede the obligations of the Receiving Party with respect to protection of Confidential Information if the Feedback constitutes Confidential Information.

TI Confidential – NDA Restricted

7.	Term and Termination.

7.1	Term. This Agreement will commence on the Effective Date and will continue for a period of three (3) years from the Effective Date (the “Initial Term”). Thereafter, this Agreement will automatically renew for successive one (1) year periods (each, the “Renewal Term”) unless either Party provides the other Party with written notice of non-renewal at least sixty (60) days prior to the end of the Initial Term or Renewal Term.

7.2	Termination for Cause. This Agreement may be terminated by either Party as a result of (a) a breach by the other Party of a material term or condition of this Agreement that is not curable, (b) a breach by the other Party of a material term or condition of this Agreement that is curable but remains uncured for a period of thirty (30) days following the receipt of a notice thereof, (c) the winding up or liquidation of the other Party’s operations in the normal course of business, (d) a material violation of applicable laws or regulations, (e) the filing of a petition or proceeding seeking relief under the US Bankruptcy Code that is not dismissed within sixty (60) days after its filing or (f) the appointment of a receivership for all or substantially all of the other party’s assets.

7.3	Survival. Sections 6, 7.3, 8, 9, 10 and 11 shall survive the termination of this Agreement.

8.	Representations and Warranties. Each Party represents and warrants that (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, (b) it has full corporate or other power and authority to enter into this Agreement and perform its obligations hereunder and (c) the execution and performance of its obligations under this Agreement will not result in any violation or breach of any agreement, court order, injunction or judgment. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES OR PROVIDES ANY WARRANTIES, REPRESENTATIONS OR CONDITIONS, EXPRESS OR IMPLIED AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY WARRANTIES THAT MAY ARISE FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE.

9.	Intellectual Property.

9.1	Owner. Each Party shall retain sole ownership and control of any materials, information and technology, including any and all intellectual property rights therein or thereto, that such Party (a) owned, controlled, or had prior to the Effective Date, or (b) invented, acquired, developed or created after the Effective Date as a result of activities or transactions conducted outside the scope of this Agreement, or (c) invented, created, developed, improved and/or enhanced after the Effective Date in relation to (a) or (b) when providing its respective contributions under this Agreement. For any activities contemplated under the Collaboration Roadmap whereby new intellectual property may be developed or created, the Parties will enter into an agreement to address the ownership of such intellectual property.

9.2	No License. No license to a Party hereto, under any trademarks, patents, know-how and trade secrets, copyrights, or any other intellectual property rights, is granted or implied under this Agreement and all such license are subject to the execution of Further Agreements between the Parties.

TI Confidential – NDA Restricted

10.	Limitation of Liability. EXCEPT FOR A BREACH OF THE CONFIDENTIALITY OBLIGATIONS OR MISUSE OF THE OTHER PARTY’S INTELLECTUAL PROPERTY WITH RESPECT TO ITS OBLIGATIONS HEREUNDER, OR EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (THE “EXCLUDED LIABILITIES”), NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, COLLATERAL, INDIRECT, PUNITIVE, INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES IN CONNECTION WITH OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE EXCLUDED LIABILITIES, IN NO EVENT WILL EITHER PARTY’S LIABILITY UNDER THIS AGREEMENT, INCLUDING FROM ANY WARRANTY, INDEMNITY, OR OTHER OBLIGATION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EXCEED US$100,000. THE PARTIES UNDERSTAND AND AGREE THAT THE FOREGOING LIABILITY LIMITATIONS ARE ESSENTIAL ELEMENTS OF THIS AGREEMENT AND THAT IN THE ABSENCE OF SUCH LIMITATIONS THE MATERIAL AND ECONOMIC TERMS OF THIS CONTRACT WOULD BE SUBSTANTIALLY DIFFERENT.

11.	Miscellaneous.

11.1	Entire Agreement. This Agreement sets forth the entire understanding and agreement between the Parties with respect to the subject matter hereof, and will supersede all contemporaneous and prior understandings and agreements, whether orally or in writing, relating thereto. In the event of a conflict between this Agreement and an ancillary agreement with respect to the subject matter of the ancillary agreement, such ancillary agreement will prevail with respect to such subject matter.

11.2	Modification. This Agreement may not be amended or modified in any manner except by an instrument in writing signed by duly authorized representatives of each Party.

11.3	Waiver. The waiver by any Party of any default under this Agreement or of any condition contained herein will not be construed to constitute a waiver of any other default or breach, whether similar or not.

11.4	Enforceability. The invalidity or illegality of any provision within this Agreement will not affect the validity of any other provision of this Agreement. The Parties will construe the unaffected provisions as closely as possible to their original meanings.

11.5	Compliance with Laws. Each Party will materially comply with the applicable laws, statutes and ordinances in the performance of its obligations hereunder, including but not limited to import/exports laws, statutes, rulings and ordinances, as well as data and privacy laws and regulations. Neither Party will export, re-export, sell or transfer any information to be exchanged hereunder without first obtaining any necessary governmental authorization if so required. Each Party will, at its own expense, secure export and import authorizations necessary to fulfill its obligations under this Section. Each Party agrees not to deliver or provide to the other or its affiliates access to, or process or use from it, any content that may contain personal information or data that may be subject to privacy laws, data and/or personal information of any jurisdiction, until the Parties have entered into a written agreement on the terms and conditions of receipt and processing of any such content.

TI Confidential – NDA Restricted

11.6	Governing Law; Dispute Resolution. This Agreement will be governed by, and construed, interpreted and enforced in accordance with the substantive law of the State of New York, USA, without giving effect to its conflict of laws provisions. The Parties will first attempt to settle all disputes arising out of this Agreement through good faith negotiations by representatives of both Parties who have authority to finally settle such dispute. The Parties agree that non-exclusive jurisdiction for any dispute arising out of or relating to this Agreement lies within New York state courts and federal courts. Notwithstanding the foregoing, any judgment may be enforced in any United States or foreign courts.

11.7	Independent Contractors. This Agreement is not intended to create a relationship such as a partnership, franchise, joint venture, agency, or employment relationship. Both Parties remain independent contractors and neither is an agent, representative employee or legal partner of the other.

11.8	Assignment. This Agreement will not be assigned by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld, delayed or conditioned. Any attempted assignment in violation of this provision will be void, and of no effect. Notwithstanding the foregoing, upon providing twenty (20) days’ notice to the other Party, either Party may assign this Agreement, together with its rights and obligations hereunder, to a successor in connection with a reorganization, merger, consolidation, acquisition, or other transaction involving a substantial part of the business to which this Agreement relates, without the other Party’s prior written consent; provided that such successor in interest is not a competitor of the such other Party. Any assignment will not affect the obligations of the assigning Party with respect to the period before the assignment. Subject to the foregoing, this Agreement will be binding on successors and assignees and inure to the benefit of their permitted successors and assignees.

11.9	Resources: Each Party will be responsible for procuring and providing, at its own expense, the personnel, equipment, tools, materials, and other resources required to fulfill its roles and responsibilities as set forth in this Agreement (including, without limitation, the detailed roles and responsibilities which may be set forth in the Collaboration Roadmap or a Further Agreement).

11.10	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and together will constitute the same instrument. Signature page may be transmitted by PDF or electronically.

11.11	Language. This Agreement is executed in English only. Any translation of this Agreement into another language will be for reference only and without legal effect.

TI Confidential – NDA Restricted

11.12	Notices: Unless otherwise provided in this Agreement, any notices in connection with this Agreement will be in writing and (a) sent via email or (b) sent to the address first set forth above (unless otherwise directed by a Party in writing) by personal delivery or by internationally recognized delivery service (e.g., UPS, FedEx, DHL, etc.) and will be deemed given upon receipt by the addressee Party.

For LT, a copy to:	For TI, with a copy to:

100 Alexis-Nihon, #150, Saint-Laurent	13532 N. Central Expressway
Québec, Canada, H4M 2P1	Dallas, Texas 75243
Attn: Chief Legal Officer	Attn: Worldwide Procurement & Logistics
Email: david.torralbo@leddartech.com	Email: dlpipstaff@list.ti.com

11.13	Publicity. Neither Party shall, without securing the written consent of the other Party, publicly announce the existence of this Agreement, confirm or deny any details thereof, nor otherwise advertise or release any publicity in regard thereto. Unless agreed upon in writing, nothing in this Agreement conveys any rights to either Party to (a) use the other Party’s name or logo on marketing literature, websites, presentations, press releases or any other media form; or (b) use the other Party as a reference account. Notwithstanding the foregoing, the existence and terms of this Agreement may be disclosed to auditors, divested businesses and to the extent required by law or regulation so long as the party required to disclose the information provides the other party with timely prior notice of such requirement.

TI Confidential – NDA Restricted

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives.

Texas Instruments Incorporated		LeddarTech Holdings Inc.

By:	/s/ Rob Simpson	By:	/s/ Frantz Saintellemy
Name:	Rob Simpson	Name:	Frantz Saintellemy
Title:	Vice President	Title:	President & CEO
Date:	12/6/2024	Date:	12/6/2024

TI Confidential – NDA Restricted